Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Wednesday, June 29, 2016	Greg Peterson
Director of Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO Extends its Grain Storage and Seed Handling Business with Acquisition of Cimbria

DULUTH, GA – June 29 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, announced today that it has agreed to acquire Cimbria Holdings Ltd. for approximately $340 million from Silverfleet Capital. Cimbria, based in Thisted, Denmark, is a leading manufacturer of products and solutions for the processing, handling and storage of seed and grain. The transaction is subject to regulatory approval and is expected to close in the third quarter of 2016.

Cimbria’s extensive products and services support the cleaning, drying, storage and conveyance of grain and seed through the development, manufacture and installation of individual machines, customized systems and complete turnkey plants, as well as project management and process control consulting. Cimbria sales, which are expected to reach approximately $240 million in fiscal 2016, are concentrated in Western Europe with growing exposure to Eastern Europe, Africa and the Middle East.

“The acquisition of Cimbria significantly enhances our market position in the European grain handling and storage industry,” said Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “Cimbria’s products are complementary to our GSI’s offerings and are recognized by its customers for their design, quality and innovation. This combination also provides significant marketing and cost saving synergies and will provide us with a global leadership position in the seed handling industry as well as further strengthen our capabilities to serve large global customers. With margins similar to GSI, the acquisition of Cimbria provides us an attractive opportunity to grow our business and expand our margins.”

Rabobank is acting as financial advisor and Herbert Smith Freehills is serving as legal advisor to AGCO.

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Safe Harbor Statement
Statements which are not historical facts, including projected 2016 sales and expectations regarding future growth and cost synergy achievement, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. These risks include, but are not limited to, possible declines in demand for products as a result of weather, demand and other conditions that impact farm income, actions by producers of competitive products, and the general risks attendant to acquisitions. Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2015. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services.  AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services, and are distributed globally through a combination of approximately 3,000 independent dealers and distributors in more than 140 countries. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2015, AGCO had net sales of $7.5 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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